Exhibit 10.3

BEFORE THE UNITED STATES DEPARTMENT OF THE INTERIOR

In the matters of:

Kforce Government Solutions, Inc.	Case No. AIU-EV-BLM-0036-2009

Kforce Global Solutions, Inc.	Case No. AIU-EV-BLM-0041-2009

Bradson Corporation	Case No. AIU-EV-BLM-0043-2009

AMENDED ADMINISTRATIVE AGREEMENT

This Amended Administrative Agreement (“Amended Agreement”) is entered into and is effective on May 3, 2012, between and among Kforce Government Solutions, Inc., (hereinafter “KGS” or “the Company”) and the U.S. Department of the Interior (“DOI”). This Amended Agreement supersedes the original administrative agreement (“Original Agreement”) dated December 29, 2009, between the above parties.

I. PREAMBLE

A. KGS assists Federal agencies with solutions and services in information technology, finance and accounting, healthcare informatics, intelligence, Data Confidence, and business transformation. KGS’s customers include United States Government agencies and instrumentalities, and KGS supports U.S. military operations in various locations around the world.

B. In 2006-2007, KGS merged with Bradson Corporation, an established provider of services to Federal agencies in finance and accounting, program management and performance management.

C. Kforce Global Solutions, Inc. is a sister company of KGS; both companies are owned by Kforce Government Holdings, Inc. KGS represents that Kforce Global Solutions, Inc. does not engage in Federal Government contracting. Kforce, Inc. is the parent company of all of the above-named companies.

D. On December 18, 2009, KGS, Kforce Global Solutions, Inc., and Bradson Corporation received notices of proposed debarment from the DOI.

E. The DOI proposed to debar KGS based on the actions of Thomas Denneny, a Senior Vice President of KGS, who prepared a Statement of Work (“SOW”) in 2008 that subsequently became the basis for Bureau of Land Management (“BLM”) Task Order No. PAD086083. Mr. Denneny prepared the SOW in the absence of a contract with BLM for that work. The DOI also based the action on the fact that KGS subsequently bid on and was awarded the BLM task order in violation of 48 C.F.R. § 9.505-2(a)(1). The Task Order was for a fixed price of $78,892.32.

F. The DOI also proposed to debar Mr. Denneny based on these actions.

G. The DOI proposed to debar Kforce Global Solutions, Inc. and Bradson Corporation as affiliates of KGS.

H. In or about January, 2009, KGS became aware that the DOI Office of Inspector General (“DOI OIG”) was conducting an investigation into the Task Order. KGS responded cooperatively with that investigation. It produced documents and made its personnel, including Mr. Denneny, available for interviews in February, 2009 and again in September, 2009.

I. After receiving the notice of proposed debarment, KGS represents that it suspended Mr. Denneny the next business day, December 21, 2009, pending the outcome of these proceedings.

J. In order to assure the DOI of its present responsibility as a Federal Government contractor, KGS agrees to take the remedial actions specified in this Amended Agreement.

K. The DOI has determined that, in light of all the facts and circumstances now available, including the information provided by KGS in response to the notices of proposed debarment regarding actions taken and additional actions agreed to be undertaken by KGS as specified in the terms and conditions of this Amended Agreement, adequate assurance exists that KGS will conduct its future dealings with the Federal Government with the high degree of honesty and integrity required of a Federal Government contractor or non-procurement program participant and that debarment of KGS is not necessary at this time to protect Federal Government interests.

NOW THEREFORE, the parties agree as follows:

II. TERMS and CONDITIONS

1. Effective Date and Term. The Effective Date of this Amended Agreement is May 3, 2012, and is effective through September 30, 2013. Prior to September 30, 2013, DOI will evaluate KGS’s compliance with the terms of this Amended Agreement.

2. Termination of Proposed Debarment of KGS and Affiliated Companies. Effective upon the execution of the Original Agreement, the proposed debarment of KGS, Kforce Global Solutions, Inc., and Bradson Corporation were terminated by the Suspending and Debarring Official.

3. Employment of Thomas Denneny. Thomas Denneny is no longer employed by KGS.

4. Refund Profits from the Contract. The Company refunded to the DOI all profits from the Task Order.

5. Compliance and Ethics Program. KGS agreed to enhance its existing compliance and ethics program. Specifically, KGS employed an outside contractor, approved by the DOI, to conduct full-day training sessions on laws and regulations applicable to Federal Government contractors. KGS agreed that these training sessions would be attended by all KGS managers and employees involved in the procurement or management of federally funded work. Other employees directly or indirectly performing services in connection with federally funded work would receive appropriate training on the KGS Ethics and Compliance Program. In addition, KGS conducted special, supplementary training in January 2010 on procurement integrity and conflicts of interest, and thereafter will conduct quarterly seminars focused primarily on the compliance aspects of Federal contracting. These supplementary training sessions will be attended by all KGS managers and employees involved in the procurement or management of federally funded work. KGS will continue its practice of distributing its corporate ethics and procurement integrity policy (or any updates thereto) to all employees and managers and require that each of its employees and managers certify that he or she (i) has received a copy of the policy, and (ii) has been advised that compliance with the policy is a condition of continued KGS employment (to the extent permitted by law). All newly hired employees and managers shall receive compliance and ethics program training (which may be tailored to their function) within sixty (60) days of the commencement of their employment with KGS. The Company will also include compliance with the ethics and procurement integrity policy as an element of the KGS annual manager and employee performance review. Within ten (10) business days of the Effective Date of the Original Agreement, KGS submitted a training schedule to the DOI and DOI OIG setting forth the dates for the supplementary and quarterly training referenced above, the level of responsibility of the managers and employees who would be trained, and where the training would take place.

6. Risk Assessment and Work Plan. KGS agrees to retain Global Compliance Services to conduct a Risk Assessment to identify and prioritize KGS’s major ethics and compliance risks. Global Compliance Services may make recommendations to strengthen and adapt the existing Compliance and Ethics Plan to address these risks. KGS will revise its existing Compliance and Ethics Plan as appropriate to address the recommendations. KGS will share any revised Compliance and Ethics Plan with DOI and DOI OIG. KGS will encourage Global Compliance Services to consult with the Third-Party Monitor to the extent practicable so that Global Compliance Services may avail itself of the Third-Party Monitor’s experience in working with KGS concerning these matters.

7. Hotline. KGS will implement a toll-free, dedicated hotline to report suspected misconduct relating to Federal procurements. KGS will publicize the toll-free number of its hotline to all of its employees. KGS will not permit retaliation against those who report suspected misconduct and will advise its employees of this policy. KGS will publicize to all of its employees the FAR Mandatory Disclosure Rule, which requires Federal Government contractors to timely disclose to the contracting agency’s Office of Inspector General (providing a copy to the contracting officer) whenever, in connection with the award, performance, or closeout of a Federal Government contract, the contractor has credible evidence that a principal, employee, agent, or subcontractor has committed a violation of Federal criminal law involving fraud, conflict of interest, bribery, or improper gratuity violations found in Title 18 of the United States Code, or a violation of the False Claims Act found at 31 U.S.C. §§ 3729-3733.

8. OIG Fraud Awareness Training. KGS agrees to permit DOI OIG to conduct fraud awareness training at KGS as necessary for the duration of this Amended Agreement. These training sessions will be attended by all KGS managers and employees involved in the procurement or management of federally funded work. This training will be provided at no cost to KGS.

9. Compliance Officer. KGS appointed a new Compliance Officer. The Compliance Officer is the Federal Services Counsel of Kforce, Inc., who reports directly to the General Counsel of Kforce, Inc. The Compliance Officer is responsible for monitoring compliance with (i) the Corporate Ethics and Procurement Integrity Policy and (ii) this Amended Agreement. The Compliance Officer will maintain a confidential record that identifies all contacts made to the toll-free hotline and all matters reported to the Compliance Officer. The record will include, at a minimum, the nature of the reported conduct, the results of the internal investigation, and any corrective action taken by KGS. The Compliance Officer will report to the Board of Directors, at least twice a year, concerning the compliance program and the Company’s adherence to this Amended Agreement. The Compliance Officer will be available to the DOI or DOI OIG to respond to inquiries with regard to KGS’s compliance with the Corporate Ethics and Procurement Integrity Policy and any of the requirements of this Amended Agreement.

To ensure that the Compliance Officer is integrated into the KGS organization, the Compliance Officer will establish a permanent office in the KGS Fairfax, Virginia Headquarter Offices. The Compliance Officer will be added as a regular attendee of weekly management meetings, town-hall style meetings, and Board of Director meetings. The Compliance Officer will also schedule regularly occurring meetings with Executive Leadership to ensure the Compliance Officer has current insight into the Company’s strategy and operations. In addition, the Compliance Officer will: 1) continue to participate as a presenter at all quarterly compliance training; 2) serve as the Chairperson of the Compliance Steering Committee; and 3) continue to regularly participate in Deal Review Board sessions or in any sessions that perform the same function as the current Deal Review Board. Also, KGS will create the role of Deputy Compliance Officer in the KGS Contracts Department to provide the Compliance Officer with a point of contact with the daily operations of KGS, as well as additional compliance support.

10. KGS Board of Directors Compliance Committee. The KGS Board of Directors will establish a Compliance Committee, which will adopt a written Charter setting forth its role and responsibilities.

11. Non-Retaliation Policy. KGS will assess the impact on other KGS employees, if any, of the termination of an associate in the Research and Development Division in April, 2011. KGS will reinforce its non-retaliation and related policies by reviewing the existing policies, including non-retaliation as a topic in the quarterly compliance training required by this Amended Agreement, and communications from KGS leadership to all KGS employees. KGS will audit and monitor the existence and impact of any reported or identified retaliation and incorporate these procedures into KGS’s Annual Compliance Work Plan.

12. Reporting. KGS will submit a semi-annual written report to the DOI Suspending and Debarring Official and DOI OIG. In each report, KGS will describe the measures it has taken to comply with this Amended Agreement. Each report shall include:

(i)	Compliance and ethics training conducted and the number of persons who attended;

(ii)	Informal notifications or initiatives related to the compliance program;

(iii)	Any significant changes in the directives, instructions, or procedures implemented in furtherance of KGS’s Corporate Ethics and Procurement Integrity Policy, or any successor policy;

(iv)	The status of any Federal or state investigation or audit of KGS’s own conduct or conduct by its principals, employees and/or former employees that might be imputed to KGS, and legal proceedings resulting in search warrants, subpoenas, criminal charges, or civil agreements;

(v)	A listing of Federal Government audits and related actions (routine or otherwise) during the period;

(vi)	A report summarizing all contacts made to the hotline, and all other instances of misconduct reported to the Compliance Officer. The report will include, at a minimum, the nature of the reported or suspected misconduct, the results of the internal investigation, and any corrective action taken by the Company. Subject to the attorney-client privilege and reporting party confidentiality, details on each case will be made available to the DOI and DOI OIG upon request; and

(vii)	Any other information required by this Amended Agreement.

13. Third-Party Monitor. KGS hired an independent third-party monitor mutually agreed upon by KGS and the DOI. The Third-Party Monitor will monitor KGS’s compliance with the terms of this Amended Agreement and will be engaged by KGS for the duration of this Amended Agreement. As reasonably necessary for the purpose of verifying and evaluating KGS’s compliance with the terms of this Amended Agreement, the Third-Party Monitor will examine KGS’s books, records, and other documents and supporting materials. Such materials will be made available by KGS during normal business hours for inspection and review. For purposes of this paragraph, the Third-Party Monitor may interview any KGS employee or manager who consents to be interviewed, at the employee’s or manager’s place of business during normal business hours or at such other place and time as may be mutually agreed between the employee or manager and the Third-Party Monitor. The Third-Party Monitor will make semi-annual reports to the DOI, DOI OIG, and KGS to verify KGS’s compliance with the terms of this Amended Agreement. The Third-Party Monitor will also make other reports to DOI, DOI OIG, and KGS as necessary and/or be available to respond to inquiries as necessary.

14. Documentation. KGS will maintain documentation sufficient to demonstrate compliance with the requirements of this Amended Agreement.

15. Government Investigations and Audits. In addition to the periodic written reports required under paragraph 12, KGS will notify the DOI and DOI OIG within five (5) business days of the time KGS learns of (a) the initiation of any criminal or civil investigation into KGS’s conduct by any Federal or state governmental entity; (b) the service of subpoenas on KGS that relates to KGS as a Federal contractor; (c) the service of search warrants on and/or searches of KGS and locations under its control; (d) the criminal indictment of KGS or any of its officers; and (e) the initiation of any non-routine audit of KGS by any Federal agency (for example, routine Defense Contract Audit Agency audits need not be reported under this paragraph).

16. Similar Misconduct. If, during the course of this Amended Agreement, KGS learns that the employee misconduct or similar misconduct that occurred on the BLM procurement referenced in paragraph E above also occurred on other Federal contracts or non-procurement transactions, KGS will promptly notify the Suspending and Debarring Official as well as the applicable agency’s Office of Inspector General, or responsible investigating authority, of the discovery. KGS performed an inquiry to determine if Mr. Denneny, or any other KGS employee, engaged in any similar activity in violation of 48 C.F.R. § 9.505-2(a)(1), with any BLM employee, to include Ms. Betty Buxton, in the award of any prior contracts, to include the award of a contract involving the Southern Nevada Public Land Management Act. KGS provided a report to the Suspending and Debarring Official and DOI OIG within three (3) months from the Effective Date of the Original Agreement, concerning the actions taken in order to perform this inquiry and the results of the inquiry.

17. Employment of Excluded Parties. KGS will develop an internal policy that the Company will not knowingly hire an individual who is suspended or debarred or otherwise declared ineligible for Federal programs to work as an agent, representative, or principal, including being a key employee, for purpose of the performance of any Federal procurement and non-procurement award. In order to carry out the policy, KGS will review the Excluded Parties List System (http://www.epls.gov) in connection with any new hire.

18. Release. KGS hereby releases the DOI, its agents and employees in their official and personal capacities of any and all liability or claims arising out of or related to the DOI OIG investigation, the notice of proposed debarment, and this Amended Agreement.

19. Unallowable Costs. All costs defined in FAR § 31.205-47 incurred by or on behalf of KGS in performance of this Agreement, or associated with the monitoring of this

Agreement by the Third-Party Monitor, and all costs incurred by KGS in negotiating, implementing, and abiding by the terms of this Agreement, other than the costs associated with KGS’s Compliance and Ethics Program, will be deemed unallowable costs, whether direct or indirect, for Federal Government contract purposes. In addition, all costs associated with the performance of BLM Task Order PAD086083 will be deemed unallowable costs. KGS agrees to account for these unallowable amounts separately by identifying any such costs incurred through (i) accounting records to the extent possible; (ii) memoranda, including diaries and logs, regardless of whether such records are part of official Company documentation where accounting records are not available; or (iii) through good-faith itemized estimates where no other accounting basis is available.

20. Successors and Assigns. The terms, conditions, and obligations of this Amended Agreement will survive the reorganization of KGS’s corporate structure and will be fully binding upon any organization which is a successor in interest or an assignee to substantially all of the assets or shares of KGS. The Successor or Purchaser may request that the Suspending and Debarring Official review the need for continuation of the terms and obligations of this Amended Agreement.

21. Implementation by KGS. KGS will implement all provisions of this Amended Agreement including its Ethics and Compliance Conduct Program with respect to any business that KGS acquires or establishes after the Effective Date of this Amended Agreement, within sixty (60) calendar days following completion of such acquisition or establishment.

22. Cooperation by KGS. When requested, KGS will cooperate fully with any investigation of suspected wrongdoing involving KGS’s operations or activities and will encourage present and past employees of KGS to make a full and candid disclosure of their personal knowledge of the facts and circumstances of any suspected wrongdoing.

23. Representations. KGS represents that all written materials and other information supplied to the DOI by the Company’s authorized representatives during the course of discussions preceding this Amended Agreement are true and accurate to the best information and belief of the KGS signatory to this Amended Agreement. KGS understands that this Amended Agreement is executed on behalf of the DOI in reliance upon the truth and accuracy of all such representations.

24. No Waiver. Nothing in this Amended Agreement limits the DOI or any other Federal agency from initiating administrative actions, including suspension or debarment, should information indicating the propriety of such action come to the attention of the DOI Suspending and Debarring Official or any other Federal agency.

25. Breach. KGS and the DOI agree that the causes for debarment survive the execution of this Amended Agreement, and the DOI may initiate debarment proceedings against KGS on these grounds if there is a material breach of this Amended Agreement. KGS and the DOI agree that repeated violations of non-material provisions of this Amended Agreement may cumulatively become a material breach of this Amended Agreement. The DOI’s Suspending and Debarring Official will provide written notice to KGS of any alleged failure to meet its material obligations under the terms of this Amended Agreement. If KGS fails to submit an acceptable plan of corrective action to the Suspending and Debarring Official within fifteen (15) calendar days of receipt of such notice, or as otherwise permitted by the Suspending and Debarring Official, the DOI may initiate debarment proceedings against KGS and any affiliates.

26. DELETED.

27. Entire Amended Agreement. This Amended Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether oral or written, related to the subject matter hereof.

28. Authority of the United States. The provisions of this Amended Agreement in no way alter or diminish the rights and responsibilities of the United States to carry out its lawful functions in any proper manner.

29. Authorized Signatories. The signatory of each party is fully authorized to execute this Amended Agreement and represents that he or she has the authority to bind the DOI or KGS, respectively.

30. Severability. In the event that any one or more of the provisions contained in this Amended Agreement will for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability, will not affect other provisions of this Amended Agreement.

31. Notices. Any notices or information required hereunder will be in writing and delivered by facsimile with receipt or mailed by registered or certified mail, postage prepaid, as follows:

	If to KGS, to:	Larry Grant
President
Kforce Government Solutions, Inc.
2750 Prosperity Avenue
Suite 300
Fairfax, VA 22031

and
William S. Josey
General Counsel
Kforce, Inc.
1001 East Palm Avenue
Tampa, FL 33605

	If to the DOI, to:	Debra E. Sonderman, Director
Office of Acquisition and Property Management
U.S. Department of the Interior
1849 C Street, NW
Washington, DC 20240

and
Stanley Stocker, Debarment Program Manager
Recovery Oversight Office
Office of Inspector General
U.S. Department of the Interior
1849 C Street, NW
Washington, DC 20240

Or such other address as any party will have designated by notice in writing to the other party.

32. Public Document. This Amended Agreement, including all attachments, is a public document.

33. Contractor Past Performance Databases. DOI reserves the right to include the information concerning the misconduct that served as the basis for the proposed debarment of KGS in any Federal Government database concerning contractor past performance, for example, the Past Performance Information Retrieval System.

34. Headings. Section and paragraph headings are intended for the convenience of the parties and are not to be used to interpret this Amended Agreement.

35. Amendment. This Amended Agreement may be amended or modified only by a written document signed by both parties.

36. Certification. By signature hereto, the individual executing this Amended Agreement on behalf of KGS certifies that he understands that the provisions of 18 U.S.C. § 1001 are applicable to the statements and representations contained herein.

37. Execution. This Amended Agreement may be executed in counterparts which, taken together, will have the same force and effect as a single instrument, and executed copies may be delivered electronically or via facsimile, with originals to follow as soon as practicable.

KFORCE GOVERNMENT SOLUTIONS, INC.

By:	/s/ Larry Grant
Larry Grant
Title:	President
Kforce Government Solutions, Inc.

Dated:	April 27, 2012

KFORCE, INC. as to Paragraph 9

By:	/s/ David L. Dunkel
David L. Dunkel
Title:	Chief Executive Officer
Kforce, Inc.

Dated:	April 27, 2012

U.S. DEPARTMENT OF THE INTERIOR

By:	/s/ Debra E. Sonderman
Debra E. Sonderman
Title:	Director
Office of Acquisition and Property Management

Dated:	May 3, 2012